Exhibit 10.1

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

Master Supply Agreement

Introduction and Scope

Section	1 Parties; Defined Terms
1.1	This is an agreement between Eli Lilly and Company, an Indiana Corporation, and its Affiliates, operating through its Elanco Animal Health division ("Elanco or "Lilly") and Diamond Animal Health, Inc., an Iowa Corporation, and its Affiliates ("Diamond").
1.2	This Agreement terminates, supersedes and replaces the Bovine Vaccine Distribution Agreement between Diamond Animal Health, Inc. and Agri Laboratories, Ltd., effective February 13, 1998 and its amendments, which were assigned to Eli Lilly and Company.
1.3	Other capitalized terms are defined in Exhibit A Definitions with some others defined in various other locations.
Section	2 Background
2.1	Elanco is a global research-based corporation that develops, manufactures and sells animal health products.
2.2	Diamond is a manufacturer and service provider which is knowledgeable and experienced in development and manufacturing of various animal health vaccine products.
2.3	Elanco and Diamond wish to enter into this Master Agreement in order to facilitate Elanco's engagement of Diamond to supply certain products to Elanco from time to time.
2.4	The Parties conduct business around the globe in their own names or through their respective Affiliates. Affiliates of Elanco or Diamond may opt into the terms of this Agreement or create an independent local agreement incorporating such terms between an Elanco Affiliate and Diamond or between an Elanco Affiliate and a Diamond Affiliate. Parties may opt-in through the use of an opt-in or similar agreement (also known as a Localization Agreement) or through a Supplemental Agreement signed by the respective Parties. This opt-in or Localization Agreement (see Exhibit E Example Localization Agreement) shall be modified to comply with local law or practice.
Section	3 Scope of Agreement
3.1	This Master Agreement covers projects in which Diamond furnishes Elanco products as specified in the respective Supplemental Agreements.
3.2	As soon as practicable after the execution of this Agreement, and in connection with the creation of any Supplemental Agreements, as applicable, the Parties shall enter into good faith negotiations pertaining to appropriate Quality Agreement(s) ("Quality Agreement") and / or applicable Manufacturing Responsibilities Document(s) ("MRD"). The obligations set forth in the MRD(s) and the Quality Agreement(s), and

3.3	any amendments thereto, once executed and delivered, shall become part of, and be incorporated into, this Agreement and the relevant Supplemental Agreement.
3.4	If the terms of the Quality Agreement are inconsistent with the terms of this Agreement, the Quality Agreement controls unless:
3.4.1	This Agreement expressly allows this Agreement to supersede the inconsistent term; or
3.4.2	This Agreement clearly expresses the Parties' intent to do so.
3.5	From time to time during the term of the Master Agreement, Diamond and Elanco may enter into Supplemental Agreements consistent with the Supplemental Agreement definition in Exhibit A Definitions for contract manufacturing or packaging of animal health related products.
3.6	The term of this Master Agreement is from October 1, 2014 through June 16, 2023 unless it is terminated earlier. Nonetheless, if any Supplemental Agreements are in effect on the day the Master Agreement would otherwise expire, the Master Agreement remains in effect solely for the purpose of those Supplemental Agreements (and not for the purpose of executing new Supplemental Agreements) until their expiration or termination.
3.7	If no expiration date is specified, the Supplemental Agreement expires upon the one (1) year anniversary of the effective date of the Supplemental Agreement and shall thereafter renew for successive one (1) year terms unless either Party provides written notice to the other Party of its intention not to renew no less than sixty(60) days prior to expiration of the then current term. Any individual Supplemental Agreement may be terminated independently of the rest of the Agreement, with any provision of the Agreement relevant to termination applying only to that Supplemental Agreement. Termination of the Master Agreement terminates all Supplemental Agreements.
3.8	If a Supplemental Agreement conflicts with the Master Agreement, unless expressly stated in the Supplemental Agreement, the Master Agreement controls over the conflicting provision of the Supplemental Agreement.
3.9	Except to the extent set forth in a Supplemental Agreement, Diamond has no obligation to provide Elanco, and Elanco has no obligation to purchase from Diamond, any Services or Deliverables. Neither Party makes any commitment regarding the number of Supplemental Agreements that will be established or the quantity or value of Services or Deliverables that will be requested, purchased, or provided under this Master Agreement.

Diamond's Rights and Obligations

Section	4 Diamond's General Obligations
4.1	Diamond will furnish Elanco all Deliverables in accordance with the Product Specifications and will provide everything it needs to furnish such Deliverables except for those responsibilities the Agreement expressly assigns to Elanco.
4.2	Diamond will perform all other obligations the Agreement requires it to perform.
4.3	Upon expiration or notice of termination of this Agreement and if requested by Elanco:

4.3.1	Diamond shall provide all reasonable support to Elanco in the prompt licensure of the Products at an Elanco manufacturing facility or at another manufacturing facility designated by Elanco (as applicable). For the avoidance of doubt, Diamond shall retain its Registrations for Products during and after the term of this Agreement. Such support by Diamond shall include, but not be limited to, providing Elanco with the following: (i) all related materials, including but not limited to seeds, cell stocks, reference materials and critical testing reagents; (ii) all Registrations for Products; (iii) collaboration in transferring these Registrations to the designated site; (iv) all correspondence with Regulatory Agencies related to Products; (v) all reports related to the Products; and (vi) all manufacturing and quality control testing documentation that supports the manufacturing and testing of the biological products and it's components.
4.3.2	Elanco shall reimburse Diamond for all reasonable out of pocket expenses incurred by Diamond and for reasonable labor efforts pertaining to the performance of such support set forth in Section 4.3.1;
4.3.3	Except as set forth below, Diamond will also, at its sole expense : (i) promptly effect the removal of Elanco's Confidential Information from its systems and files and those of its Subcontractors; (ii) deliver to Elanco any of Elanco's Property in Diamond's possession or control; and (iii) promptly deliver to Elanco any Records of Elanco's Confidential Information in Diamond's possession or control that are not Elanco's Property. As an alternative to delivery of Elanco's Property or Records of Elanco's Confidential Information to Elanco, Elanco may direct Diamond to destroy them or deliver them to another destination of Elanco's choosing. Elanco's exercise of this alternative must be in writing. Notwithstanding the foregoing, Diamond shall have no obligations under this Section 4.3.3(i) with respect to Confidential Information or Property of Elanco to the extent such Confidential Information or Property (a) must be retained by Diamond pursuant to Regulatory Agencies or Diamond's standard operating procedures, (b) is maintained on backup systems or disaster recovery systems that are not readily obtainable; provided such Confidential Information or Property remains subject to the confidentiality obligations hereunder.
4.3.4	Despite anything to the contrary in this Agreement, Diamond may make and retain one (1) Record of Elanco's Confidential Information solely for its legal archives.
4.4	Diamond has communicated all necessary terms and obligations to Subcontractors, if any, who will be performing work under this Agreement so that the Subcontractor may appropriately carry out its obligations under the terms of this Agreement.
4.5	Diamond is responsible for the development of, and compliance with, procedures necessary to ensure the health and safety of its employees and representatives.
Section	5 Manufacture and Supply of Product

5.1              Diamond will manufacture Product at Diamond's USDA-CVB approved facility in Des Moines, IA in accordance with the Product Specifications, the MRD, the Quality Agreement and Applicable Law.

5.2              Diamond will deliver product on the delivery dates specified by Elanco in accordance with the applicable Supplemental Agreement.

5.3              Diamond will comply with any exposure guidelines set forth in any material safety data sheets provided by Diamond for the Product. Diamond will promptly inform Elanco of any adverse environmental, health or safety events that have a material adverse effect on the manufacture of the Product.

5.4              Diamond will not, without Elanco's prior written consent: (i) make any changes to the Product Specifications (including the standard operating procedures incorporated into the processes or Product Specifications), except to the extent such changes are required by a Regulatory Agency; or (ii) manufacture the Product in any facility other than the manufacturing facility specified in Section 5.1.

5.5              Elanco reserves the right to reject Product, within thirty (30) days after delivery, that does not conform to the Product Specifications. Unless required to return the Product to Diamond by a Governmental Authority or unless the Parties agree otherwise, Elanco shall retain the non-conforming Products and Diamond shall have the right to inspect such Products to confirm whether non-conformity actually exists. In the event of any rejection of Product: (i) Elanco shall notify Diamond in writing detailing the non-conformance within thirty (30) days of delivery of the applicable shipment of Product; (ii) the Parties shall promptly endeavor to agree whether or not the delivery in question complies with the Specifications and if the Parties cannot so agree then the matter shall be submitted to a mutually agreed upon third party for determination, the expense for which shall be borne by the party against whom the finding is adverse; and (iii) if it is determined by both Parties that the Product is non-conforming, Diamond shall, upon confirmation of such determination, either (x) replace within a time reasonably satisfactory to Elanco such non-conforming Product to the applicable Specifications at no additional cost to Elanco, or (y) if Diamond, using reasonable commercial efforts, cannot replace such non-conforming Product in accordance with (x), then credit or refund Elanco such monies paid by Elanco to Diamond for the production and shipping of such non-conforming Product at Diamond's sole discretion. The Parties shall use all reasonable endeavors to resolve any dispute that may arise pursuant to this Section within thirty (30) days of notification to Diamond pursuant to this Section. Unless otherwise agreed upon or required under Applicable Law, if the Parties mutually agree that the Product is nonconforming then the non-conforming Product shall become the property of and be returned to Diamond at Diamond's expense. Diamond shall dispose of such Product at its own expense according to all appropriate regulations, including in the case of hazardous waste.

5.6              Diamond will not Reprocess lots of Product without approval by Elanco (which will not be unreasonably withheld) and the applicable Governmental Authority (if required), such as the USDA-CVB.

5.7              Diamond will establish and maintain a stability study program for Products in accordance with Applicable Law.

5.8              Diamond has developed and documented contingency plans to help ensure continuous supply of Product to Elanco. Such contingency plan includes, without limitation, Diamond's plans for the maintenance of adequate raw materials to help meet demand, equipment preventative maintenance plans, and inventory safety stock to cover line down situations.

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

Section	6 Process Improvement Initiatives

6.1              Diamond will use commercially reasonable efforts to search for opportunities for cost reductions in the manufacture and supply of Product, including, without limitation, process enhancements and the selection of alternative raw materials. Diamond will present commercially reasonable opportunities, if any, for cost reductions to the Steering Committee. If elected by the Steering Committee, [***]. Ownership of any such process improvement initiatives, and any intellectual property right therein, shall be determined pursuant to Section 24.

Section	7 Allocation of Supply

7.1              In addition to whatever remedies are available to Elanco at law, in equity or under this Agreement, if for any reason Diamond's supply of Product at any time, including during a Force Majeure condition, is insufficient to meet its obligation to Elanco under this Agreement and to other customers under other agreements, purchase orders or arrangements, Diamond will allocate the available resources with respect to the supply of such Product to Elanco and its other customers on a pro rata basis, with Elanco's pro rate share being based upon the binding purchase orders provided by Elanco to Diamond. Diamond may start-up its facility to manufacture products for other customers, provided Elanco receives its pro rata share of Product in a timely manner.

Section	8 Manufacturing Reporting

8.1              Upon written request, each Party will, on a timely basis, provide the other Party with all information reasonably necessary for such other Party to comply with its regulatory requirements, including, without limitation, stability data, any changes to the master batch record or production or quality control procedures referenced in the master batch record and the detailed reason for such change.

Section	9 Diamond's Representations and Warranties
9.1	Diamond represents and warrants that:
9.1.1	Neither Diamond nor any other Person who furnishes Services or Deliverables for Elanco or satisfies any other obligation of Diamond under the Agreement is prohibited from doing so by any legal obligation or restriction, including any Applicable Law or contractual commitment.
9.1.2	Diamond's performance under this Agreement complies with all Applicable Law and with any relevant description or specification in the Agreement, including the Project Specifications, the MRD, and the Quality Agreement.
9.1.3	Diamond has obtained all permits, licenses and other authorizations, which are required under Applicable Law to manufacture the Product. Diamond is in compliance, and during the term of this Agreement will take all actions necessary to comply, with all terms and conditions of any and all required permits, licenses and authorizations applicable to the manufacture and supply of Product.

9.1.4	All Product supplied by Diamond under this Agreement conforms to the Product Specifications.
9.1.5	All Products are free from material defects in material and workmanship.
9.1.6	The Products are free from all liens, Claims and encumbrances.
9.1.7	Diamond has the right to make any grants of Intellectual Property Rights to the Work Product or Deliverables that it makes or is required to make under the Agreement.
9.1.8	That portion of the Deliverables developed by Diamond (excluding that portion of the Deliverables developed or otherwise provided by Elanco) do not infringe any Intellectual Property Rights of any other Person, and any use thereof by Elanco consistent with this Agreement does not infringe such rights.
9.1.9	Diamond shall not subcontract any performance of this Agreement to any Party that is on the Specialty Designated Nationals and Blocked Persons List available at http://www.ustreas.gov/offices/enforcement/ofac/ maintained by the U.S. Treasury Department's Office of Foreign Assets Control or to any Party who is located in or has its principal place of business in a country subject to economic sanctions maintained by the U.S. Treasury Department's Office of Foreign Asset.
Section	10 Disclaimer of Warranties; Remedies
10.1	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY AND ALL WARRANTIES CONCERNING PRODUCTS, SERVICES, DELIVERABLES OR OTHER MATTERS PROVIDED BY DIAMOND OR ELANCO PURSUANT TO THIS AGREEMENT, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, CONDITION, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE EXPRESSLY DISCLAIMED AND EXCLUDED.
10.2	THE REMEDIES DESCRIBED IN SECTIONS 5.5, 12 AND 30 ARE EXCLUSIVE AND IN LIEU OF ANY OTHER REMEDY ELANCO WOULD OTHERWISE HAVE AGAINST DIAMOND WITH RESPECT TO DEFECTIVE PRODUCTS OR ANY BREACH OF DIAMOND'S WARRANTY UNDER SECTION 9.1.4 OR 9.1.5 OF THIS AGREEMENT; PROVIDED, THAT THIS SECTION SHALL NOT LIMIT DIAMOND'S INDEMNITY OBLIGATION SET FORTH IN SECTION 31 WITH RESPECT TO THIRD-PARTY CLAIMS.
Section	11 Regulatory Inspections
11.1	Both Diamond and Elanco must notify the other company contacts within two (2) business days, and in writing within five (5) business days, of any regulatory agency inspections, inquiry or notifications of an official nature provided by a Governmental Authority, or regulatory actions related to the Product(s) or the facility in which the Product(s) is manufactured, packaged, stored or tested.
11.2	The inspected party (Diamond or Elanco) shall provide to the other party (in writing within five (5) business days of receipt) any observation issued, of an official nature, with the Governmental Authority that affects the supply of Product under this Agreement. The informed party shall have the opportunity to consult with the other

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

company on any response to the Governmental Authority; however the inspected party shall have final say in the response.

Section	12 Recalls
12.1	If Diamond determines there is a defect, impurity, contamination or non-conformity in Product previously delivered pursuant to this Agreement, or for any other reason decides to recall Product, Diamond will promptly notify Elanco[***].
12.2	In the event that Elanco or Diamond is required by any Governmental Authority , or voluntarily decides (based upon mutual written agreement between the Parties), to recall a Product because of a defect in the Product due to any Fault of Diamond, Diamond will, in addition to the other remedies set forth in this Agreement, reimburse Elanco for:
[***]
[***]
12.3	Unless required by any Governmental Authority, neither Party will affect a recall of a Product unless mutually agreed in writing by the Parties, such agreement not to be unreasonably withheld or delayed by either Party if either Party provides notice to the other that it believes a recall is appropriate.
Section	13 Delivery Terms and Risk of Loss
13.1	Delivery Terms. The Parties agree that any materials shipped in conjunction with Diamond's performance of its obligations under this Agreement, and to be delivered to Elanco or Elanco's designee, will be delivered FCA Diamond's Des Moines, IA facility (Incoterms® 2010).
13.2	Risk of Loss. With respect to materials or Deliverables manufactured or shipped under this Agreement, Diamond (or its agent) shall retain title until delivered to the common carrier, and will retain risk of loss or other damage until delivered to the common carrier, consistent with the delivery terms in the preceding Subsection.
Section	14 Exports
14.1	Notwithstanding any other provision of the Agreement, Diamond will not export, re-export, or transfer any goods, technology, or software, or cause the export, re-export, or transfer of any goods, technology, or software, with Elanco listed as the principal party in interest or exporter, or otherwise in Elanco's name, without the valid, written authorization of Elanco's Export Planning and Compliance organization. In no event will Diamond export, re-export, or transfer any such good, technology, or software if doing so would cause Elanco, Diamond, or any other Person to violate the Export Administration Regulations (15 C.F.R. Part 730 et seq.), the U.S. Foreign Trade Regulations (15 C.F.R. Part 30), the U.S. Foreign Trade Regulations (15 C.F.R. Part 30), any trade or economic sanctions regulations (including those administered by the U.S. Treasury Department's Office of Foreign Assets Control (31 C.F.R. Ch.V) or any other Applicable Law. Elanco reserves the right to revoke any such export authorization at any time and for any reason.

14.2	Export Clearance Documentation. If Diamond is authorized by Elanco to file export clearance documentation (such as Electronic Export Information in the United States) with any governmental authority on Elanco's behalf, Diamond shall: (i) accurately prepare and timely file such export clearance documentation as required by Applicable Law based on information provided by Elanco or by other parties involved in the transaction; (ii) retain such export clearance filings, whether electronically or otherwise, and documentation to support the information provided in the filing of such clearance documents for a period of at least five (5) years from the date of export; and (iii) upon request, provide Elanco in a mutually agreed format a copy of export clearance documents filed, electronically or otherwise, by Diamond on behalf of Elanco. In the event that Diamond is uncertain of or is missing specific information required for the filing of export clearance documentation, or has questions about any other legal or factual issue related to an export, Diamond shall promptly inquire of Elanco concerning such uncertainty, missing information, or question.
Section	15 [Intentionally omitted.]
Section	16 Diamond's Invoices
16.1	Timing. Diamond will submit invoices as follows:
16.1.1	Product invoices will be submitted upon shipment;
16.1.2	Invoices for any other reason per the appropriate Supplemental Agreement.
16.2	Form and Supplemental Information. Each invoice must be submitted via Lilly's web invoicing system and must comply with Lilly's standard forms and procedures (as changed from time to time) and published on the internet at http://supplierportal.lilly.com and with any specific requirements in this Agreement. Each invoice will be accompanied by any information required by the Agreement or that Elanco may reasonably request, including detailed information for any amounts of Taxes Diamond is collecting from Elanco. Elanco shall provide no less than ninety (90) days prior written notice to Diamond of any substantive changes to Lilly's web invoicing system or Lilly's standard forms and procedures. In the event that any such changes cause a material increase to labor costs associated with performance hereunder, Diamond may adjust the Compensation as set forth in the Supplemental Agreement.
16.3	Currency. Invoices must be presented in United States Dollars.
Section	17 Supplier Sustainability

17.1          Upon written request by Elanco, Diamond will complete (i) an initial Health Safety and Environmental ("HSE") survey and (ii) an updated survey every two (2) years thereafter for the term of the Agreement. Diamond agrees to meet annually with Elanco to review HSE performance. Diamond agrees to provide timely notification to Elanco of an HSE event that impacts Elanco materials, including, but not limited to fires, explosions or fatalities.

Section	18 [Intentionally omitted.]
Section	19 [Intentionally omitted.]

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

Elanco's Rights and Obligations

Section	20 Elanco's General Obligations
20.1	Elanco will pay Diamond the Compensation according to the terms of this Agreement.
20.2	Elanco will perform any obligations expressly assigned to it in the Project Specifications, Supplemental Agreement or elsewhere in the Agreement.
Section	21 Payment
21.1	Payment Terms. Elanco shall pay all invoices within [***] days (Elanco will receive a [***] discount if paid within [***] days ) after Elanco's Accounts Payable Department receives an invoice that complies with the requirements of this Agreement, except that Elanco may withhold payment of any amount that it may reasonably dispute in good faith until such dispute is resolved; provided that (i) any amounts not in dispute are paid in accordance with the terms hereof, (ii) Elanco provides Diamond notice of any dispute within thirty (30) days after Elanco's Accounts Payable Department receives such invoice, and (iii) Elanco diligently attempts to resolve such dispute within sixty (60) days after Diamond's receipt of notice thereof. Diamond must provide banking instructions to allow payments to be made electronically.
21.2	Currency. Payment will be made in United States Dollars.
21.3	Compensation. The Compensation is Diamond's entire recompense for full performance of all of Diamond's obligations under this Agreement, with no other amounts owed to Diamond by Elanco for labor, materials, expenses, time of staff, overhead, profit, taxes, insurance, or other costs of furnishing or use by Elanco of the Deliverables.
21.4	Interest on Late Payments. If either Party fails to pay any payment due under this Agreement on or before the date such payment is due, as provided in this Agreement, such late payment shall bear interest, to the extent permitted by applicable law, at the prime rate as of the date of U.S. Mail postmark of the relevant payment if sent by U.S. Mail, or otherwise on the date of receipt of payment, as published in The Wall Street Journal and found on the wsj.com website at the following link or its successor site: (http://interactive5.wsj.com/edition/resources/documents/mktindex.htm?rates.htm), plus [***], as calculated on the number of days the relevant payment is delinquent from and including the date payment is due through and including the date upon which the owed Party has collected immediately available funds in its own account.

 Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

Section	22 Changes to Product Specification

22.1          Elanco, at its option from time to time, may request a change in the Product Specifications by notifying Diamond in writing. As soon as reasonably practical, but in any event within thirty (30) days, after the change request is received by Diamond, Diamond will notify Elanco of any adjustments necessary to accommodate the changed Product Specifications, including without limitation, adjustments to the Compensation. To the extent mutually agreed in writing between the parties, the revised Product Specifications will become applicable as of the date mutually agreed to by Elanco and Diamond, and all references thereafter to the "Product Specifications" will refer to the Product Specifications as modified. The new Product Specifications will be attached to the applicable Quality Agreement.

Section	23 Elanco's Representations and Warranties

23.1          Elanco represents and warrants that:

23.1.1	Neither Elanco nor any other Person who performs any obligation of Elanco under the Agreement is prohibited from doing so by any: (i) Applicable Law; (ii) Covenant not to compete; (iii) Contract to deal exclusively with another Person; or (iv) Other legal or professional obligation or restriction.
23.1.2	The performance of Elanco's responsibilities under the Agreement and Elanco's use of the Services and Deliverables comply with all Applicable Law.
23.1.3	Elanco has obtained all permits, licenses and other authorizations, which are required under Applicable Law to commercialize, sell or otherwise distribute the Product. Elanco is in compliance, and during the term of this Agreement will take all actions necessary to comply, with all terms and conditions of any and all required permits, licenses and authorizations applicable to the manufacture and supply of Product.

Information and Property Rights

Section	24 Rights to Intellectual Property and Deliverables

24.1          [***].   Any Know-How that results from performance under this Agreement shall be owned as follows:  (a) by Diamond, [***]; and (b) by Elanco, [***].    Each party hereby assigns any right, title and interest it may have in connection with the Know-How that results from performance under this Agreement so as to be consistent with the ownership of such Know-How set forth in this Section 24.1.  Each Party agrees to execute and deliver such documents, instruments and assignments as shall be necessary or advisable to confirm the allocation of Know-How rights set forth above in this Section 24.1.

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

24.2          Notwithstanding the ownership by [***] of Know-How relating to the [***].

Section	25 [Intentionally omitted.]
Section	26 Each Party's Possession of the Other's Property

26.1          As used in this Section, "property" means property of any form other than real property, including Records and Intellectual Property. In the course of their relationship under this Agreement, each Party may have the other Party's property in its possession. Each Party will retain the other Party's property and will exercise appropriate care toward it to protect against damage, destruction, loss, unauthorized use, or unauthorized disclosure, but in no event will such Party exercise a lower degree of care in safeguarding the other Party's property than such Party uses in safeguarding its own property of a similar nature.

26.2          Each Party will neither encumber the other Party's property nor use it for any purpose other than the performance of its obligations under this Agreement.

26.3          Each Party will promptly notify the other Party of any loss or damage to such other Party's property in its possession.

26.4	Each Party will neither dispose of the other Party's property nor transfer possession of it to anyone else except in accordance with this Agreement. Each Party will follow the other Party's reasonable written instructions for disposition of any of such other Party's property (including any Records that are such other Party's property) in such Party's possession. Such disposition may include destruction, delivery to such other Party, or delivery to another destination of such other Party's choosing. For the purpose of Electronic Records, "delivery" includes an electronic transmission of the Record or the delivery of the Record stored on an appropriate physical medium; and "destruction" includes the destruction of the physical medium on which a Record is stored or the complete and permanent removal of a Record from its storage medium.
26.5	If such other Party does not furnish written instructions for the disposition of its property within a reasonable period of time after expiration or termination of the Agreement, each Party will deliver to such other Party all of such other Party's property in its possession and will destroy any residual Electronic Records that are such other Party's property.
26.6	Despite anything to the contrary in this Agreement, Diamond may make and retain one (1) Record of any written Deliverables solely for its legal archives.
Section	27 Confidential Information
27.1	The Parties anticipate that each Party (the "Receiving Party") has already or may acquire or have access to Confidential Information of the other Party (the "Disclosing Party"), including but not limited to the following types: research and development plans and results; new compounds and processes; evaluation procedures (including clinical and field testing); product formulations; manufacturing methods; applications to government authorities; pricing or cost; sales, marketing, and advertising studies and plans; customer lists; computer information and software; special techniques unique to the Disclosing Party's business; information subject to a right of privacy; and information the Disclosing Party maintains under a system of protection against unauthorized access.

27.2	The Receiving Party will neither:
27.2.1	Disclose the Disclosing Party's Confidential Information except as authorized below or by the Disclosing Party in writing; nor
27.2.2	Use the Disclosing Party's Confidential Information for any purpose other than the purpose of this Agreement.
27.3	The Receiving Party may disclose the Disclosing Party's Confidential Information:
27.3.1	To its Representatives and to its Affiliates, Subcontractors, and their respective Representatives who need to know the information for the purpose of this Agreement and who have contractual obligations that prohibit any disclosure and use of the Disclosing Party's Confidential Information prohibited by this Agreement. The Receiving party is responsible to the Disclosing Party for any unauthorized disclosure or use of the Disclosing Party's Confidential Information by the Receiving Party's Representatives.
27.3.2	To the extent compelled by Applicable Law, the Receiving Party will give the Disclosing Party reasonable advance notice of the disclosure.
27.3.3	In communications to its attorneys or accountants who have a professional obligation to maintain such information in confidence. The Receiving Party is responsible to the Disclosing Party for disclosure or use by any such persons of the Disclosing Party's Confidential Information not authorized by the Disclosing Party.

27.4          Promptly upon termination or expiration of this Agreement, upon request by the Disclosing Party, the Receiving Party will destroy all Records of the Disclosing Party's Confidential Information in the Receiving Party's possession or control that are not the Disclosing Party's property. (Records that are the Disclosing Party's property are addressed in Section 26.) For the purpose of Electronic Records, "destroy" includes destroying the physical medium on which a Record is stored or completely and permanently removing a Record from its storage medium.

27.5	Despite anything to the contrary in this Agreement, the Receiving Party may make and retain one (1) Record of the Disclosing Party's Confidential Information solely for its legal archives subject to continuing obligations of confidentiality and non-use consistent herewith.
27.6	The prohibitions on disclosure and use of the Disclosing Party's Confidential Information survive for ten (10) years after expiration or termination of this Agreement or after the Receiving Party returns or destroys all Records of the relevant Confidential Information in its possession or control, whichever is later. The foregoing notwithstanding, the restrictions on prohibition or use of the Disclosing Party's Trade Secrets survive for as long as the information satisfies the definition of Trade Secret, provided that the Disclosing Party informs the Receiving Party in writing at the time of disclosure that the information constitutes a Trade Secret.

Section	28 Records and Audits

28.1	Records That Must Be Created and Maintained. At its own expense, Diamond will create and maintain all Records: (i) required by this Agreement and Applicable Law that relate to this Agreement and to Diamond's performance under this Agreement; (ii) sufficient to demonstrate that any and all amounts invoiced to Elanco under this Agreement are accurate and proper in both kind and amount; (iii) sufficient to demonstrate the accuracy of any representations or reports submitted to Elanco under this Agreement; and (iv) sufficient to enable Elanco to comply with Applicable Laws and other legal obligations, to the extent that Diamond has or reasonably should have knowledge of those Applicable Laws.
28.2	Record Retention Periods. Diamond will maintain all of the Records listed above for the longest of the following retention periods that applies: (i) any period prescribed by Applicable Law or stated expressly in this Agreement; (ii) for Records related to invoices, for three (3) years after payment of the invoice by Elanco; (iii) for Records related to reports submitted to Elanco, for three (3) years after the report is submitted; and (iv) for all Records not addressed by one of the above, in accordance with Diamond's standard operating procedures.
28.3	Access to Records. Diamond will allow Elanco to inspect (and, upon request, Diamond will furnish copies of) Records Diamond is required to create or maintain under this Agreement for the purposes of evaluating and verifying: (i) compliance with the requirements of this Agreement; (ii) compliance with Applicable Law related to this Agreement or to Diamond's performance under this Agreement; (iii) the accuracy and propriety of any invoice submitted to Elanco; (iv) compliance with any health, safety and environmental standards set forth in Section 17.1; and (v) the accuracy of any representations or reports submitted to Elanco. Elanco will reimburse that portion of Diamond's time and expense that exceed $1,000 incurred in providing copies of Records to Elanco.
28.4	Access to Facilities. At reasonable times, with reasonable advance notice, upon a mutually agreed upon schedule and subject to compliance with all applicable confidentiality provisions herein, Elanco may enter and inspect any premises where Records are maintained or Services are performed as Elanco deems reasonably necessary to accomplish the evaluations and verifications described in the preceding Section, Access to Records. Diamond will cooperate with Elanco to facilitate the evaluation and inspection, and provide reasonable assistance to Elanco, all at Elanco's expense. Elanco will reasonably cooperate with Diamond to mitigate disruption to Diamond's operations. In the event that Records are maintained, or Elanco's property is kept at premises that Diamond does not control, Diamond will use commercially reasonable efforts to secure rights of entry to such premises.
28.5	Elanco Employees and Designees. Elanco, its employees, or designees may exercise Elanco's rights of entrance and inspection under this Section. Employees and designees shall be held to the same standards of confidentiality provided in this Agreement through the independent contractual obligations he/she has with Elanco. Examples of Persons that Elanco may designate include Elanco's independent auditors and representatives of Government Authorities having jurisdiction over Elanco or its activities related to this Agreement.
28.6	Records Subject to Other Provisions of this Agreement. Some Records required by this Section may also fall within the definition of Deliverables or Diamond Technology.

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

Diamond's obligations under this Section do not diminish Diamond's other obligations toward, or Elanco's property rights to, such Records. Diamond's obligations to maintain Records under this Section are extinguished to the extent that Diamond properly satisfies another obligation in this Agreement to deliver or to dispose of such Records.

28.7	Audit Expenses. Elanco will pay its own expenses for any inspection of the Records on Diamond's premises. However, if in any audit, Elanco determines that material issues exist that result, resulted or will result in an overcharge of [***] or more of the invoiced amount for the audited period, Diamond will, within sixty (60) days, reimburse Elanco for its out-of-pocket costs incurred in conducting the audit, in addition to any remedies that Elanco may have for the overcharge (such as a refund). This Section is intended as a fair allocation of audit expenses, not as damages or a penalty.
Section	29 Nondisclosure, Publicity, and Use of Name or Trademarks
29.1	Diamond will not disclose any information about the terms and conditions of this Agreement, excluding information contained on Product packaging and shipping documents and except as required by Applicable Law, without Elanco's consent.
29.2	Neither Party will use the name of the other Party or their Affiliates' employee, or product or service in any press release, advertising or materials distributed to prospective or existing customers, annual reports or any other public disclosure, except with the other Party's prior written authorization or as required by Applicable Law. To the extent allowed by Applicable Law, each Party will provide copies of any proposed disclosure for prior review and comment by the other Party's external corporate communications (public relations) department no less than ten (10) days prior to disclosure. Under no circumstances will either Party use the other Party's logo or other trademark in any such materials or disclosures.
29.3	In no event will either Party use the other Party's name, logo, or other trademarks on any business cards, letterhead, or similar materials.
29.4	Each Party may, in its sole discretion, revoke any authorization or consent given under this Section.

Risk Allocation

Section	30 Termination, Breach and Remedies
30.1	The naming of a specific remedy does not preclude any other remedy unless the Agreement clearly states that the specified remedy is the sole or exclusive remedy.
30.2	Elanco shall be able to terminate this Agreement without cause on or after June 17, 2018 provided that 1) Elanco provides no less than three (3) years prior Notice to Diamond of its intent to terminate this Agreement, and 2) pays to Diamond on or before the effective date of termination, an early termination fee equal to [***].
30.3	Termination for Breach. Either Party may terminate this Agreement or any Supplemental Agreement hereunder for material breach by written notice to the breaching Party (with a copy to the breaching Party's legal counsel). Termination will be effective ninety (90) days after receipt of the notice unless the breach is cured before that effective date.

30.4          Termination related to Anti-Bribery Commitments. Diamond agrees that breach of the Anti-Bribery Laws pursuant to Section 34.1.1 of this Agreement shall be considered a material breach of the Agreement and that Elanco may immediately seek all remedies available under law and equity including termination of this Agreement if it believes, in good faith, that such a breach by Diamond has occurred.

30.5          Termination for Insolvency. Either Party may elect to immediately terminate this Agreement in the event of a commencement by the other Party of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of such other Party in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of such other Party, or for any substantial part of the property of such other Party, or ordering the wind-up or liquidation of the affairs of such other Party; or the filing and pendency for thirty (30) days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by such other Party of any general assignment for the benefit of creditors; or the failure of such other Party generally to pay its debts as such debts become due; or the taking of action by Diamond in furtherance of any of the foregoing.

30.6	In the event that Diamond, at any time during the term of this Agreement, determines that it will be unable to supply Elanco with the full quantity of Product ordered by Elanco in a binding purchase order, in a timely manner, Diamond shall notify Elanco thereof as soon as reasonably practicable following Diamond's determination of such inability or anticipated inability, but in any event, no later than two (2) business days following Diamond's determination. Such notification shall include the reasons and the expected duration of Diamond's inability or anticipated inability to supply Product. Promptly thereafter, but in no event more than five (5) business days after such notification, the Parties shall discuss the matters set forth in such notification. If Diamond fails to delivery ninety percent (90%) of the full quantity of a given Product specified in a purchase order within sixty (60) days after the required delivery date specified therein (other than by reason of a Force Majeure event or Confirmatory Testing), Elanco, at its option, may cancel all or any portion of such purchase order, in which event Elanco shall have no liability with respect to the portion of such purchase order so canceled. The quantities so canceled will reduce the quantities of Product (if any) Elanco is required to purchase from Diamond.
30.7	Each Party acknowledges that monetary damages are inadequate to protect the other Party from a breach or threatened breach of each Party's duty to protect the other Party's Confidential Information and that any such breach will cause irreparable harm to such other Party. Accordingly, such other Party may seek an injunction restraining any breach or threatened breach without having to prove the inadequacy of monetary damages or irreparable harm.
Section	31 Indemnification
31.1	Each Party will indemnify and defend the other Party and its Affiliates against any and all Losses incurred pursuant to third party Claims to the extent arising from:
31.1.1	Any Fault of such Party or its Affiliates.
31.1.2	Any Fault incident to this Agreement on the part of such Party's Representatives, or its Affiliates' Representatives, or its Subcontractors, or its Subcontractor's Representatives.

31.2	Notwithstanding the foregoing, Losses incurred by a Party as a result of third party claims shall not be deemed consequential, indirect or incidental damages for purposes of this Section 31.
31.3	Diamond will indemnify and defend Elanco and its Affiliates against any and all Losses incurred pursuant to third party Claims to the extent arising from:
31.3.1	Any Claim that the Services or Deliverables, or Elanco's use thereof, infringes the Intellectual Property Rights of another Person.

31.4	Elanco will indemnify and defend Diamond and its Affiliates against any and all Losses incurred pursuant to third party Claims to the extent arising from:
31.4.1	Any Claim that the Elanco Technology, or Diamond's use thereof, infringes the Intellectual Property Rights of another Person.

31.5	Procedures for Indemnification
31.5.1	If an indemnitee becomes aware of a third-party Claim that (if successful) will result in a Loss to be indemnified under this Section, the indemnitee will promptly notify the indemnitor in writing (with a copy of the notice to the indemnitor's legal counsel). Failure or delay in giving such notice will not affect the right to be indemnified except to the extent that it prejudices the defense of the Claim. If the indemnitor acknowledges that the Claim (if successful) will result in Loss within its obligation to indemnify under this Section, it may assume the defense within fifteen (15) days after receiving the notice of the Claim. In the meantime, the indemnitee may take any action that it deems appropriate to protect its interests or those of the indemnitor, provided it is not prejudicial to the indemnitor.
31.5.2	If the indemnitor acknowledges its obligation to indemnify and assumes the defense, it will have both the duty to defend and the right to control the defense. The indemnitor will conduct the defense in a prudent manner and will keep the indemnitee reasonably informed as to the status of the defense. The indemnitee will cooperate with the defense and may retain separate counsel at its own expense to participate in, but not control, the defense. Neither party may settle a Claim without the consent of the other, and that consent may not be unreasonably withheld or delayed.
31.5.3	If the indemnitor does not timely assume the defense, the indemnitee will have the right (but no duty) to defend or settle the Claim at the risk of the indemnitor. The indemnitor will reimburse the indemnitee for its expenses (including reasonable attorney's fees) of defending or settling the Claim.
Section	32 Exclusion of Certain Damages
32.1	Neither Party (nor any of its Affiliates) is required to pay, or to indemnify any Person for, consequential, indirect, incidental, punitive, or special damages, including loss of revenues and lost profits, arising from or relating to:
32.1.1	Any breach of any provision of this Agreement, except any provision relating to Confidential Information or Intellectual Property Rights, or

32.1.2	Any negligence in its performance under this Agreement, except gross negligence or intentional misconduct.
32.2	THESE LIMITATIONS SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

Section	33 Insurance
33.1	Diamond will satisfy the requirements of Exhibit D Insurance.
Section	34 Disaster Recovery and Business Continuity Plan
34.1	At all times during the course of this Agreement, Diamond will maintain and adequately support a disaster recovery and business continuity program ("Disaster Recovery and Business Continuity Program") that is intended to help ensure the continuous operation and, in the event of an interruption, the recovery of all material business functions reasonably needed to meet Diamond's obligations under this Agreement. The Disaster Recovery and Business Continuity Program will include at a minimum a detailed disaster recovery plan, which describes the management methodology, management team, emergency contact persons, and specific plans for potential risks that may disrupt Diamond's operations. Upon demand, Diamond will provide a copy and overview of the plan to Elanco.

General Terms and Conditions

Section	35 Compliance with Law

35.1          In the performance of its Services and obligations under this Agreement, Diamond shall comply with all Applicable Laws, including, but not limited to:

35.1.1	Anti-Bribery Laws. In carrying out their responsibilities under this Agreement, the Parties shall comply with all applicable anti-bribery laws in the countries where the Parties have their principal places of business and where they conduct activities under this Agreement. Additionally, the Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised, which generally prohibits the offer, promise, payment or giving of anything of value either directly or indirectly to any government official for the purpose of obtaining or retaining business or any improper advantage. For purposes of this section, "government official" means any official, officer, representative, or employee of, including any doctor employed by, any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or any official of a public international organization or political party or candidate for political office. Additionally, Elanco represents that neither it nor any of its owners, directors, employees, agents, consultants (A) is a government official, or will directly or indirectly (B) offer to pay, promise to pay or give anything of value to any government official for purposes of (i) influencing any act or decision of such government official in his official capacity; (ii) inducing such government official to do or omit to do any act in violation of the lawful duty of such official; (iii) securing any improper advantage; or (iv) inducing such government official to use his influence with the government or instrumentality thereof to affect or influence any act or decision of the government or such instrumentality with respect to any activities undertaken relating to this Agreement. Additionally, the Parties will make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with applicable anti-bribery laws.

35.2          Notwithstanding anything in this Agreement, the parties expressly agree that the provisions of the Uniform Computer Information Transaction Act and the United Nations convention on Contracts for the International Sale of Goods (including any provision of any state law adopting exactly, or in modified form, such laws) shall not apply to this Agreement, Supplemental Agreement, Purchase Order, Work Product, Deliverables, software services, or products provided hereunder and that both parties waive any and all rights arising from such laws.

35.3	The Parties acknowledge that each maintains its own financial authorization policies on ensuring requisite corporate authority has been given for specific transactions. The Parties therefore agree that any communications between the employees of the Parties that may impact previously agreed upon financial, economic or legal expectations under this Agreement must be approved by the authorized individuals of both Parties. The Parties further agree to periodically meet and/or enter into discussions to identify authorized individuals as well as take any corrective actions necessary for any past discrepancies in order to meet appropriate financial expectations for potential future transactions.
Section	36 Taxes

36.1          Payment of Taxes. Each Party will be responsible for its own taxes, including Property Taxes on property it owns or leases, Income Taxes on its business and, any other Taxes incurred by such Party in connection with its business and with performing its obligations hereunder. Elanco will be responsible for any Transaction Taxes properly collectible from Elanco under Applicable Law. Diamond will be responsible for payment of any Transaction Taxes that are, under Applicable Law, properly borne by Diamond. The calculation of Taxes shall not include, and Elanco shall not pay, any Taxes that are related to intra-corporate transfers or intermediate supplies of the Services between Diamond and its Affiliates or between Diamond's Affiliates and related entities.

36.2          Recoverable Taxes. Each Party shall make all reasonable efforts to recover any and all VAT (or similar taxes) incurred by it in performing its obligations under this Agreement. Each Party will pay all unrecoverable VAT (or similar taxes) unless otherwise agreed in the applicable Supplemental Agreement. If any Governmental Authority refunds any Transaction Tax to either Party which the other Party or its Affiliates originally paid to such Party in accordance with the Section above, or such Party otherwise becomes aware that any such Transaction Tax was incorrectly and/or erroneously collected from such other Party or its Affiliates, or such Party otherwise receives an economic benefit (such as an audit offset) as the result of incorrectly and/or erroneously receiving such collected Transaction Taxes from such other Party, then such Party shall promptly remit to such other Party the amount of refund or tax erroneously or incorrectly collected.

36.3          Withholding Taxes. If any payments made by the Parties under this Agreement become subject to withholding taxes under Applicable Laws of any state, federal, provincial or foreign government, each Party shall be authorized to withhold such Taxes as are required under Applicable Law, pay such Taxes to the appropriate Government Authority, and remit the balance due to the other Party net of such Taxes. The Party paying the taxes to the Government Authority shall secure and promptly deliver to the other Party an official receipt for Taxes paid.

36.4          Taxes Due to Relocation of Services. Any Transactional Taxes assessed on the provision of the Services for a particular site resulting from Diamond's relocating or rerouting the delivery of Services or Deliverables for Diamond's convenience to, from or through a location other than the Diamond's location used to provide the Services as of the Effective Date of the Agreement shall be borne by Diamond.

36.5          Tax Documents and Information. The Parties agree to fully cooperate with each other to enable each Party to more accurately determine its own Tax liability and to minimize such liability to the extent legally permissible and administratively reasonable. Each Party shall provide and make available to the other Party any exemption certificates, resale certificates, information regarding out of state or out of country sales or use of equipment, materials or services, and any other information reasonably requested by the other Party to support the provisions of this Section, including the appropriate organization of invoice formats and supporting documents to allow maximization of reclamation of VAT and other Transaction Taxes paid by either Party.

36.6          Tax Filings and Audits or Proceedings. Each Party represents, warrants, and covenants that it will file appropriate tax returns and pay applicable Taxes owed and arising from or related to the provision of the Services and Deliverables in applicable jurisdictions.

Section	37 Independent Contractor

37.1          In performing its obligations under this Agreement, Diamond acts solely as an independent contractor. This Agreement does not create a partnership, joint venture, or any similar relationship between Elanco and Diamond. Neither Diamond nor Elanco has any authority:

37.1.1	To bind, incur any liability on behalf of, or otherwise commit the other; or
37.1.2	To act in any other manner as agent or representative of the other.
37.2	Neither Diamond, its Affiliates, its Subcontractors, nor any of their Representatives are employees of Elanco for any purpose. Elanco will not withhold any taxes, pay any Social Security taxes, pay unemployment compensation, furnish worker's compensation insurance, or provide any employment benefits for Diamond, its Affiliates, its Subcontractors or any of their Representatives.
Section	38 Delegation and Assignment
38.1	Neither Party may assign its rights or delegate its obligations under the Agreement except that:
38.1.1	Property rights acquired under the Agreement may be freely assigned unless the Agreement expressly prohibits the assignment.
38.1.2	Accounts receivable may be assigned in accordance with Applicable Law.

38.1.3	Diamond may engage one or more Subcontractors to perform its obligations under the Agreement; however, Diamond will remain fully responsible to Elanco for the performance of all obligations delegated to the Subcontractor; provided, however any Subcontractor engaged by Diamond to perform a significant portion of the Product manufacturing process will require the prior written consent of Elanco which will not be unreasonably withheld, conditioned or delayed.
38.1.4	Either Party may assign any or all of its rights or delegate any or all of its obligations under the Agreement to any of its Affiliates.

38.1.5	Either Party may assign its rights and delegate its obligations hereunder, on condition that the assignee accepts all remaining obligations under the Agreement, without prior written consent of the other Parties to any successor entity by way of merger, consolidation, or reorganization or to a purchaser of all or substantially all of the assets of the assignor to which this Agreement relates.
Section	39 Severability
39.1	If a provision of this Agreement is held to be unenforceable, the other provisions will remain in effect. If possible, the offending provision will be modified to the slightest degree necessary to make it enforceable, remaining as close as possible to the Parties' original intent for the provision. If not possible, the offending provision will be struck.
Section	40 Contract Interpretation
40.1	The meaning of a provision of this Agreement will be considered in context with other provisions of the Agreement.
40.2	The following principles apply to the construction of this Agreement unless the construction is plainly contrary to the intent of the Parties:
40.2.1	"Including" means "including but not limited to."
40.2.2	Language that has a generally prevailing meaning is given that meaning unless the Agreement expressly assigns a different one.
40.2.3	Technical terms used in the technical field of the subject of the Agreement are given their technical meaning.
40.2.4	Singular words may be treated as plural and plural words may be treated as singular.
40.2.5	The masculine gender may be treated as feminine, and the feminine gender may be treated as masculine.
40.2.6	In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run is not included. If the Agreement specifies that a period is to run for a certain number of business days, only business days are included in the count, and the period may not end on any other day.
Section	41 Choice of Law
41.1	This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding its rules on conflict of law.

Section	42 Survival

42.1	The expiration or termination of this Agreement will not extinguish the rights of either Party that accrue prior to expiration or termination or any obligations that extend beyond termination or expiration either by their inherent nature or by their express terms.
Section	43 No Waiver
43.1	No provision of this Agreement is waived unless the waiver is in writing and signed by the Party granting the waiver.
43.2	No delay in exercising any right, power or privilege under this Agreement will operate to waive completely or partially any present or future exercise of that right, power or privilege.
Section	44 Notice
44.1	Unless specifically directed otherwise in the Agreement, whenever written notice is required by this Agreement, it must be delivered to address indicated below by:
44.1.1	Certified mail, postage pre-paid, return receipt requested;
44.1.2	Hand delivery;
44.1.3	Commercial overnight delivery service such as Federal Express or United Parcel Service;
44.1.4	or
44.1.5	Electronic mail (and promptly confirmed pursuant to Sections 44.1.2 or 44.1.3).
44.2	Either Party may change its address for notices by written notice to the other.
44.3	Notice is effective when received. If delivery of any written notice under this Agreement cannot be made despite the exercise of diligent efforts, the requirement to give notice is excused.
Address for Notices to Elanco: Elanco Animal Health 2500 Innovation Way Greenfield, IN 46140 Attention: Procurement	Address for Notices to Lilly's Legal Counsel (if required): Eli Lilly and Company Lilly Corporate Center Indianapolis, IN 46285 Attn: General Counsel

Address for Notices to Diamond: Diamond Animal Health, Inc. 2538 S.E. 43rd Street Des Moines, IA 50317 Attn: President	Address for Notices to Diamond's Legal Counsel (if required): William M. Hardin Osborn Maledon, P.A. 2929 N. Central Avenue, Suite 2100 Phoenix, AZ 85012

Section	45 Integration and Amendments
45.1	This Agreement, its exhibits and attachments are the final, complete and exclusive expression of all the statements, promises, terms and conditions within its scope and supersedes any prior written or oral agreements within its scope. In making the Agreement, neither Party relies on any promise or statement made by the other Party, other than those contained in the Agreement, its exhibits or attachments.

45.2          No amendment to this Agreement will be binding on either Party unless it is in writing and signed by each Party or executed in another manner expressly provided by this Agreement. Such an amendment does not require the consent or agreement of any third party, even if the third party is beneficiary of this Agreement.

45.3	In the event of a conflict between the provisions of the exhibits or the attachments to this Agreement and the provisions of this Agreement itself, the conflicting provision(s) of the Agreement shall control over the language in the exhibit or attachments, unless otherwise agreed by the Parties.

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

Section	46 Signatures

46.1	This Agreement is legally binding when, but not until, each Party has received from the other a counterpart of the Agreement signed by an authorized Representative. The Parties' representatives may sign separate, identical counterparts of this document; taken together, they constitute one agreement. A signed counterpart may be delivered by any reasonable means, including facsimile or other Electronic transmission.

ELI LILLY AND COMPANY
By:	[***]
Name:	[***]
Title:	[***]
Date:	2015.01.14 09:09 -05'00'

DIAMOND ANIMAL HEALTH, INC.
By:	/s/ Michael J. McGinley
Name:	Michael J. McGinley
Title:	Vice President - Diamond
Date:	15 Jan 2015

Exhibit A  Definitions

A.1	Capitalized Terms
A.1.1	"Affiliate" of a Party means any entity that controls, is controlled by, or is under common control with that Party. One entity is deemed to control the other if and only if it directly or indirectly:
A.1.1.1	Owns more than fifty percent (50%) of the equity in the other; or
A.1.1.2	Controls more than fifty percent (50%) of the voting rights of the other.
A.1.2	"Agreement" includes the Master Agreement and any Supplemental Agreements.
A.1.3	"Applicable Law" means any statute, law, treaty, rule, code, ordinance, regulation, permit, interpretation, certificate, judgment, decree, injunction, writ, order, subpoena, or like action of a Governmental Authority that applies, as the context requires to: (i) the Agreement; (ii) the performance of obligations or other activities related to the Agreement; and (iii) a Party or a Party's Affiliates (if any).
A.1.4	"Biological Assets" shall have the meaning as defined in the APA.
A.1.5	"Cattle Vaccine Products" shall have the meaning as defined in the APA.
A.1.6	"Claim" includes claims, demands, lawsuits, administrative proceedings or similar actions.
A.1.7	"Compensation" means: (i) the amount of compensation set forth in any Supplemental Agreements; plus (ii) to the extent another term of the Agreement expressly requires Elanco to bear (or to reimburse Diamond for) a particular cost of Diamond's performance of an obligation under the Agreement, an amount equal to Diamond's actual cost to perform that obligation.
A.1.8	"Confidential Information" means information deemed confidential or proprietary by a Party to the Agreement (the "disclosing Party"), including information deemed confidential or proprietary by virtue of the disclosing Party's obligations to another Person, that may be disclosed to, acquired by or on behalf of, the other Party (the "acquiring Party"). The status of information as Confidential Information is not affected by the means of acquisition or disclosure. For example, Confidential Information may be acquired by written, oral, or electronic communication; directly from the disclosing Party's Representative or independent contractor, or indirectly through one or more intermediaries; or by visual observation. Similarly, acquisition or disclosure of information may be either intentional or inadvertent without affecting its status as Confidential Information. Notwithstanding anything to the contrary in this Agreement, Confidential Information does not include any information that:
A.1.8.1	Is generally known to the public or becomes generally known to the public by means other than a breach by the acquiring Party of a contractual, legal, or fiduciary duty of confidentiality owed to the disclosing Party, its Affiliates, its Subcontractors (if applicable), or any of their Representatives;
A.1.8.2	The acquiring Party lawfully possessed before acquiring it as a result of this Agreement;

A.1.8.3	Is or becomes available to the acquiring Party on a nonconfidential basis from a third person that is not bound by any contractual, legal, or fiduciary duty of confidentiality to the disclosing Party, to its Affiliates, or to the Representatives of the disclosing Party or its Affiliates; or
A.1.8.4	Is developed entirely by Representatives of the acquiring Party without use of or reference to the disclosing Party's Confidential Information.
A.1.9	"Confirmatory Testing" means the selection of a biological product for inspection and testing by a Regulatory Agency for purity, safety, potency or efficacy, including but not limited to testing pursuant to 9 C.F.R. Part 113.6.
A.1.10	"Control" means, with respect to any material, information, or intellectual property right, that a Party owns or has a license to such material, information, or intellectual property right and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such material, information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant to the other Party such access, license, or sublicense.
A.1.11	"Deliverables" means any materials, articles, substances, models, samples, software, data, records, reports, notices, documents, photographs, video recordings, audio recordings, drawings, designs, specifications, information and the like (whether physical, Electronic, magnetic or other form) that Diamond is specifically obligated to furnish Elanco or that are identified as Deliverables in this Agreement.
A.1.12	"Diamond Pre-Existing Know-How" means all Know How (excluding any published Diamond Patent Rights) that is Controlled as of the Effective Date or is developed outside the scope of this Agreement by Diamond and/or its Affiliates and is reasonably necessary or useful for the manufacture of the Product(s). For clarity, the use of "Affiliate" in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party's acquisition of Diamond except as provided in Section 38.
A.1.13	"Diamond Developed Know-How" means all Know How (excluding any published Diamond Patent Rights) that is Controlled during the term of this Agreement by Diamond and/or its Affiliates, is reasonably necessary or useful for the manufacture of the Product(s) and is made by or on behalf of Diamond or its Affiliate in the course of performing Diamond's obligations or exercising Diamond's rights under this Agreement. For clarity, the use of "Affiliate" in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party's acquisition of Diamond except as provided in Section 38.
A.1.14	"Diamond Patent Rights" means the Diamond Pre-Existing Patent Rights and the Diamond Developed Patent Rights.
A.1.15	"Diamond Pre-Existing Patent Rights" means all patents and patent applications that are Controlled as of the Effective Date or are developed outside the scope of this Agreement by Diamond and/or its Affiliates and are necessary or useful for the manufacture of the Product, including: (i) all substitutions, divisions, continuations, continuations-in-part thereof and requests for continued examination of any of the foregoing, (ii) all patents issued from any of the foregoing patent applications, (iii) all reissues, renewals, registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing, and (iv) all foreign equivalents of any of the foregoing. For clarity, the use of "Affiliate" in subclause (a) of this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party's acquisition of Diamond except as provided in Section 38.

A.1.16	"Diamond Developed Patent Rights" means all patents and patent applications that are Controlled during the term of this Agreement by Diamond and/or its Affiliates, are necessary or useful for the manufacture of the Product and are made by or on behalf of Diamond or its Affiliate in the course of performing Diamond's obligations or exercising Diamond's rights under this Agreement, including: (i) all substitutions, divisions, continuations, continuations-in-part thereof and requests for continued examination of any of the foregoing, (ii) all patents issued from any of the foregoing patent applications, (iii) all reissues, renewals, registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing, and (iv) all foreign equivalents of any of the foregoing. For clarity, the use of "Affiliate" in subclause (a) of this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party's acquisition of Diamond except as provided in Section 38.
A.1.17	"Diamond Pre-Existing Technology" means the Diamond Pre-Existing Patent Rights and Diamond Pre-Existing Know-How.
A.1.18	"Diamond Developed Technology" means the Diamond Developed Patent Rights and Diamond Developed Know-How.
A.1.19	"Diamond Technology" means the Diamond Pre-Existing Technology and the Diamond Developed Technology.
A.1.20	"Elanco Know-How" shall mean all Know-How (excluding any published Elanco Patent Rights) that is (a) Controlled as of the Effective Date or thereafter during the term of this Agreement by Elanco or its Affiliate and is reasonably necessary or useful for the research, development, use, importation or sale of the Elanco Biological Asset(s) as defined in the Asset Purchase and License Agreement between Diamond and Elanco effective June 17, 2013 ("APA") or Product(s) in the Field, including any such Know-How made by or on behalf of Elanco or its Affiliates or sublicensees in the course of performing Elanco's obligations or exercising Elanco's rights under this Agreement. For clarity, the use of "Affiliate" in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party's acquisition of Elanco except as provided in Section 38.
A.1.21	"Elanco Patent Rights" means all patents and patent applications that:
a)	are Controlled as of the Effective Date or thereafter during the term of this Agreement by Elanco and/or its Affiliates and are necessary or useful for the research, development, importation, offer for sale or sale in the Field of the Elanco Biological Asset(s) or Product, including: (i) all substitutions, divisions, continuations, continuations-in-part thereof and requests for continued examination of any of the foregoing, (ii) all patents issued from any of the foregoing patent applications, (iii) all reissues, renewals, registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing, and (iv) all foreign equivalents of any of the foregoing; or
b)	without limiting subclause (a) and for the avoidance of doubt, claim inventions that are conceived or reduced to practice (whether solely or jointly) by or on behalf of Elanco or its Affiliates, in each case pursuant to performing Elanco's obligations or exercising Elanco's rights under this Agreement.

For clarity, the use of "Affiliate" in subclause (a) of this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party's acquisition of Elanco except as provided in Section 11.6.

A.1.22	"Elanco Technology" means the Elanco Patent Rights and Elanco Know-How.
A.1.23	"Electronic" relates to technology having electrical, digital, magnetic, wireless, optical, electromagnetic, or similar capabilities.
A.1.24	"Fault" means any act or omission of gross negligence; or willful, wanton, or intentional misconduct.
A.1.25	"Field" shall have the meaning as defined in the APA."Governmental Authority" means: (i) any national, federal, state, or local government entity, authority, agency, instrumentality, court, tribunal, regulatory commission or other body, either foreign or domestic, whether legislative, judicial, administrative or executive; and (ii) any arbitrator to whom a dispute has been presented under government rule or by agreement of the Parties with an interest in such dispute.
A.1.26	"Force Majeure" means any extraordinary, unexpected and unavoidable event, including, without limitation, acts of God, floods, fires, riots, terrorism, war, accidents, labor disturbances, breakdown of plant or equipment, lack or failure of transportation facilities, unavailability of equipment, sources of supply or labor, raw materials, power or supplies, infectious diseases of animals, or by the reason of any law, order, proclamation, regulation, ordinance, demand or requirement of the relevant government or any sub-division, authority or representative thereof (provided that in all such cases the Party claiming relief on account of such event can demonstrate that such event was extraordinary, unexpected and unavoidable by the exercise of reasonable care).
A.1.27	"Intellectual Property" means all inventions, original expressions of ideas embodied in a tangible form, copyrights, trademarks, trade secrets, information, know-how, and the like that are afforded (or may be afforded upon action by a Governmental Authority, such as the United States Patent Office) Intellectual Property Rights.
A.1.28	"Intellectual Property Rights" means the property rights or quasi-property rights afforded by patents, copyrights, trademarks, or trade secrets; publicity rights; privacy rights; and moral rights (such as the rights of attribution and integrity).
A.1.29	"Know-How" shall mean any and all formulae, processes, trade secrets, technologies, know-how, inventions, improvements, discoveries and claims (including confidential data and Confidential Information), whether patentable or unpatentable, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.
A.1.30	"Loss" includes losses, damages, costs, or expenses (including interest, penalties, reasonable attorney or accounting fees, and expert witness fees) recoverable at law or in equity, whether sounding in contract, tort, strict liability or other theory.
A.1.31	"Master Agreement" means the body of the document this exhibit is attached to and all of its exhibits, excluding any Supplemental Agreements.
A.1.32	"Person" includes an individual or a partnership, corporation, association, limited liability company or other form of organization.

A.1.33	"Product" shall have the meaning as defined in the APA.
A.1.34	"Product Specifications" means the specifications of the Products as defined by the USDA.
A.1.35	"Pro Forma Invoice" means an invoice that will not be processed for payment by Elanco's accounts payable department, but rather is used for customs entry only and contains "value for customs purposes only". A Pro Forma Invoice should not contain payment terms, or a payment date.
A.1.36	"Project" means the collection of all the Services and Deliverables Diamond is required to furnish under a particular Supplemental Agreement.
A.1.37	"Proposal" means a proposed Supplemental Agreement.
A.1.38	"Record" means information of any type (including text, data, code, images, and sound) that is either:
A.1.38.1	Recorded on paper or other tangible medium; or
A.1.38.2	Recorded on an Electronic medium and retrievable in a perceivable form.
A.1.39	"Registration" means a marketing authorization, product license or permit issued for a given Product or by a Regulatory Agency.
A.1.40	"Regulatory Agency" means, any governmental authority that regulates Products, including but not limited to U.S. Department of Agriculture (USDA) Center for Veterinary Biologics; or any counterparts thereof in jurisdictions outside of the USA.
A.1.41	"Representative" means an employee, officer, director, or agent.
A.1.42	"Reprocess" means making any modifications after all the ingredients that make up the serial have been combined according to the procedures indicated in Diamond's outline of production and the product is in its final form and composition.
A.1.43	"Services" means the particular services that Diamond is obligated to furnish Elanco or that are identified as Services in the Agreement.
A.1.44	"Subcontractor" means any Person that performs any of the obligations of Diamond under this Agreement, whether in privity to Diamond or in privity to another Subcontractor.
A.1.45	"Tax" or "Taxes" means all taxes, levies, or other like assessments, charges, fees, including, without limitation, income, gross receipts, excise, ad valorem, property, goods and services, value added ("VAT"), import, export, sales, use, license, payroll, franchise and privilege taxes or other taxes, fees, duties, charges, levies, or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts, imposed by state, federal, provincial or foreign government or any subdivision or agency thereof. "Income Tax" means all Taxes (including franchise and privilege taxes) based upon or measured by income or gross receipts over a period of time, including withholding Taxes imposed in lieu of Income Taxes. "Transaction Tax" means all services, VAT, sales, use, transaction-based gross receipts, COFINS, ISS, PIS, China Business Tax and other similar Taxes arising in connection with Diamond's charges to Elanco under this Agreement or a particular transfer of property, goods or services. "Property Tax" means real and personal property ad valorem Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item. "Import or Export Tax" means any import, export, withholding and similar Taxes related to the importation or exportation of any goods or services, Deliverables or Work Product performed under this Agreement.

A.1.46	"Technology" shall have the meaning as defined in the APA.
A.1.47	"Third Party" means any entity, including any natural person, other than Diamond or Elanco and their respective Affiliates.
A.1.48	"Trade Secret" means any information that satisfies the definition of "trade secret" established in either: (i) the Economic Espionage Act of 1996, 18 U.S.C. §§ 1831-1839, § 1839(3); or (ii) the Indiana Uniform Trade Secrets Act, Ind. Code § 24-2-3.
A.1.49	"Vendor" means Supplier for purposes of the Vendor Privacy and Security Standard.
A.1.50	"Supplemental Agreement" is a contractual commitment meeting the requirements for a Supplemental Agreement set forth in this Agreement, executed by both Elanco and Diamond, that engages Diamond to furnish Elanco specified Deliverables.

Exhibit B  Example Supplemental Agreement

This exhibit shows an example the form that will be used to write Supplemental Agreements under this Master Agreement. Instructions for completing the form are shown in italics.

B.1	Parties and Master Agreement
B.1.1	Eli Lilly and Company is an Indiana, US Company, operating through its Elanco Animal Health division ("Elanco").
B.1.2	Diamond Animal Health, Inc.is an Iowa, US Corporation ("Diamond").
B.1.3	This Supplemental Agreement is subject to the Master Agreement between the Parties effective ________.
B.1.4	Capitalized words that appear in this Supplemental Agreement are defined in the Master Agreement.
B.2	Project / product Information

Fill in the blanks.

B.2.1	[Insert detailed description of all Services and Products including milestones and deadlines, including the start date and the projected end date.]

Diamond will manufacture and supply Product which meets the Product Specifications attached to this Supplemental Agreement as Appendix B: Product Specifications. Diamond will manufacture Product for Elanco at its facility(ies) in [insert identifying information about facility].

Diamond will manufacture and supply Product to Elanco as described in this Supplemental Agreement, the MRD, the Quality Agreement and the Master Agreement.

Elanco supplied materials: (insert specific items)

Diamond supplied materials: (insert specific items)

B.2.2	[Parties' responsibilities]
B.3	Orders
B.4	Inventory Control
B.5	Yield
B.6	Product Approval
B.7	Shipping
B.8	Deliverables

[Insert detailed specifications of all Deliverables, including timelines for Delivery.]

B.9	Compensation

Diamond's entire Compensation for complete performance of this Project is set forth in this section. See the Master Agreement for additional explanation.

B.10	Signatures
B.10.1	This Supplemental Agreement is legally binding when, and not until, each Party has executed it in a manner allowed by the Master Agreement.

ELI LILLY AND COMPANY	DIAMOND ANIMAL HEALTH, INC.
By: (Example only. Not intended to be signed.) Printed Name: ___________________________ Title: ___________________________________ Date: __________________________________	By: (Example only. Not intended to be signed.) Printed Name: ___________________________ Title: ___________________________________ Date: __________________________________

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

Exhibit C  Insurance

C.1	Required Policies
C.1.1	Diamond will maintain, or will cause its Affiliates and Subcontractors to maintain, all insurance policies described in Table C-1 (below) covering all activities related to this Agreement on the part of Diamond, its Affiliates, its Subcontractors, their respective Representatives.
C.1.2	Diamond will maintain umbrella liability insurance of no less than $[***] following form with the policies required by Table D-1.
C.1.3	Each policy other than workers' compensation policies will name Elanco as an additional insured.
C.1.4	Diamond shall be responsible for payment of all deductibles or retentions.
C.2	Certificates of Insurance
C.2.1	Diamond will cause the underwriter of each policy to furnish Elanco a certificate of insurance for each insurance policy required by this exhibit. The certificate will contain the insurer's assurance that it will endeavor to notify Elanco at least thirty (30) days in advance of canceling the policy. Such certificates must be furnished to Elanco before Diamond begins performance under this Agreement and again upon renewal or replacement of any policy required by this exhibit.

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

Table D-1

[***]	[***]	[***]

Exhibit D  Example Localization Agreement

D.1.1	[Lilly Affiliate] is an Affiliate of Eli Lilly and Company.
D.1.2	[Diamond Affiliate] is an Affiliate of Diamond.
D.1.3	This Supplemental Agreement/Localization Agreement forms an independent agreement between [Lilly Affiliate] and [Diamond Affiliate] incorporating the terms and conditions of the [Name of Master Agreement] between Eli Lilly and Company and Diamond. Any references to Lilly or Diamond in the [Name of Master Agreement] shall be deemed to refer to [Lilly Affiliate] or Diamond Affiliate respectively. All rights and obligations of Lilly in the [Name of Master Agreement] shall apply to Lilly Affiliate and all rights and obligations of Diamond shall apply to Diamond Affiliate. The parties agree that this agreement shall terminate at the same time as termination or expiration of the [Name of Master Agreement] between Eli Lilly and Company and Diamond.

[Insert any additional applicable local laws or requirements that are not covered or needs to be different from the master agreement]

[Insert Signature Blocks]